Exhibit 3.1

AMENDMENT NO. 1
TO THE
BYLAWS OF
OLD MARKET CAPITAL CORPORATION
(formerly known as Nicholas Financial, Inc.)

The Bylaws (the “Bylaws”) of Old Market Capital Corporation, a Delaware corporation formerly known as Nicholas Financial, Inc. (the “Company”), are hereby amended as detailed herein, effective as of October 1, 2025.

1. Article 10 (Accounting Fiscal Year) of the Bylaws is hereby amended and restated in its entirety to read as follows:

“ARTICLE 10

ACCOUNTING FISCAL YEAR

The accounting year of the Corporation shall end on December 31, provided that if a different accounting year is at any time selected for purposes of federal income taxes, the accounting year shall be the year so selected.”

2. Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

The undersigned hereby certifies that he is a duly authorized officer of Old Market Capital Corporation, a Delaware corporation, and that the foregoing Amendment No. 1 to the Bylaws constitutes the entire amendment to the Bylaws as duly adopted by the Board of Directors on September 8, 2025.

Executed on September 8, 2025.

/s/ Charles Krebs

Charles Krebs

Chief Financial Officer

4914-7984-2408.1